Exhibit 99.1

For Immediate Release

Ignite Restaurant Group Reports Second Quarter 2014 Financial Results

Houston, TX—(BUSINESS WIRE)—August 7, 2014—Ignite Restaurant Group (NASDAQ: IRG) today reported financial results for the second quarter ended June 30, 2014.

Highlights for the second quarter of 2014 were as follows:

●	Total revenues were $229.8 million, compared to $228.1 million in the second quarter of 2013;
●	Comparable restaurant sales increased 8.5% at Brick House Tavern + Tap, decreased 4.7% at Joe’s Crab Shack and decreased 2.6% at Macaroni Grill;
●	Net income and net income per diluted share were $1.8 million and $0.07, respectively;
●	Adjusted net income and adjusted net income per diluted share (which are non-GAAP financial measures) were $2.0 million and $0.08, respectively.

Ray Blanchette, Chief Executive Officer of Ignite Restaurant Group, stated, “Our second quarter results were challenged as we faced what we believe were residual effects of 2014’s winter weather, combined with some cannibalization of Joe’s Crab Shack sales as we significantly increased the number of locations in the Northeast over the past three years. Results at Macaroni Grill were generally in line with our internal expectations, however our team continues to focus on a robust pipeline of initiatives to drive sales growth and improve profitability. We remain pleased with the ongoing sales success at Brick House Tavern + Tap and with the improvements in store level execution. Our near-term development strategy is expected to provide further opportunities to expand the Brick House concept as we continue to optimize our real estate portfolio through conversions.”

Review of Second Quarter 2014 Operating Results

Total revenues were $229.8 million in the second quarter of 2014, an increase of 0.8% compared to $228.1 million in the second quarter of last year. The increase was largely driven by the inclusion of Macaroni Grill for the full 13 weeks of the second quarter of 2014, versus 12 weeks for the comparable period of 2013 and new restaurant development, partially offset by a 3.1% decrease in comparable restaurant sales.

●	Revenues at Joe’s Crab Shack were $125.5 million during the second quarter of 2014 versus $129.6 million in the prior year. Comparable restaurant sales at Joe’s Crab Shack decreased 4.7%.

●

Revenues at Brick House Tavern + Tap were $17.8 million in the second quarter of 2014 compared to $12.5 million in the prior year. Comparable restaurant sales at Brick House Tavern + Tap increased 8.5%.

●

Revenues at Macaroni Grill were $86.6 million in the second quarter of 2014 compared to $86.0 million in the prior year. Comparable restaurant sales at Macaroni Grill decreased 2.6%. Macaroni Grill was acquired on April 9, 2013.

Net income for the second quarter of 2014 was $1.8 million, or $0.07 per diluted share. The Company’s net income for the second quarter of 2014 included approximately $330,000 of costs related to three restaurant closures, losses on disposal of assets and transaction related costs. Excluding the impact of these items, adjusted net income and adjusted net income per diluted share (which are non-GAAP financial measures) were $2.0 million and $0.08, respectively, in the second quarter of 2014. Net loss for the second quarter of 2013 was $2.5 million, or a loss of $0.10 per diluted share. The Company incurred approximately $5.3 million of primarily acquisition related and labor related transition costs in connection with the acquisition of Romano's Macaroni Grill in the second quarter of 2013. Excluding the impact of these items, adjusted net income and adjusted net income per diluted share (which are non-GAAP financial measures) were $1.0 million and $0.04, respectively. A reconciliation between GAAP net income (loss) and adjusted net income is included in the accompanying financial data.

Development

During the second quarter of 2014, the Company closed three Macaroni Grill locations. Of these closures, one has been converted and re-opened as a Brick House Tavern + Tap and one is currently under construction and will re-open as a Brick House restaurant in the fourth quarter of 2014 or in early 2015. Subsequent to the end of the second quarter, three additional Macaroni Grill locations were closed in July for a total of eight Macaroni Grill closures year to date.

Liquidity

At June 30, 2014, the Company had approximately $20.4 million of available borrowing capacity under its current credit facility and was in compliance with the credit facility’s financial covenants. “In light of our desire to move quickly on new Brick House locations and the recent sales volatility in casual dining, we are currently reviewing refinancing alternatives of our existing credit facility,” stated Michael Dixon, President and Chief Financial Officer of Ignite Restaurant Group.

Conference Call

We will host a conference call to discuss our second quarter financial results today at 5:00 PM Eastern Standard Time. Hosting the call will be Ray Blanchette, Chief Executive Officer, and Michael Dixon, President and Chief Financial Officer. The conference call can be accessed live over the phone by dialing 877-852-6579 or for international callers by dialing 719-325-4794. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 1127123. The replay will be available until August 14, 2014. The call will also be webcast live from the Company's website at www.igniterestaurants.com under the “Investors” section.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. (NASDAQ: IRG) owns and operates over 300 restaurants throughout the U.S. Headquartered in Houston, Ignite's portfolio of restaurant concepts includes Joe's Crab Shack, Romano's Macaroni Grill and Brick House Tavern + Tap. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. The Company is also a franchisor for Macaroni Grill in locations in the U.S., U.S. territories and internationally. For more information on Ignite and its distinctive brands visit www.igniterestaurantgroup.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology.

A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements included in this press release, including the risk factors discussed in the Company’s Form 10-K for the year ended December 30, 2013 (which can be found at the SEC’s website www.sec.gov) and each such risk factor is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Results of Operations

The following tables present the consolidated statements of operations and selected other data for the thirteen and twenty-six weeks ended June 30, 2014 and July 1, 2013, and selected consolidated balance sheet information as of June 30, 2014 and December 30, 2013:

Consolidated Statements of Operations	Thirteen Weeks Ended June 30, 2014		Thirteen Weeks Ended July 1, 2013
	(In thousands, except percent and per share data)

Revenues	$229,847	100.0%	$228,132	100.0%
Costs and expenses
Restaurant operating costs and expenses
Cost of sales	70,722	30.8%	66,765	29.3%
Labor expenses	68,995	30.0%	71,465	31.3%
Occupancy expenses	19,577	8.5%	18,896	8.3%
Other operating expenses	47,454	20.6%	48,039	21.1%
General and administrative	11,202	4.9%	16,611	7.3%
Depreciation and amortization	7,945	3.5%	7,356	3.2%
Pre-opening costs	558	0.2%	1,477	0.6%
Asset impairments and closures	135	0.1%	14	0.0%
Loss on disposal of property and equipment	504	0.2%	197	0.1%
Total costs and expenses	227,092	98.8%	230,820	101.2%
Income (loss) from operations	2,755	1.2%	(2,688)	(1.2)%
Interest expense, net	(1,765)	(0.8)%	(1,741)	(0.8)%
Income (loss) before income taxes	990	0.4%	(4,429)	(1.9)%
Income tax benefit	(777)	(0.3)%	(1,967)	(0.9)%
Net income (loss)	$1,767	0.8%	$(2,462)	(1.1)%

Basic and diluted net income (loss) per share data:
Net income (loss) per share
Basic and diluted	$0.07		$(0.10)
Weighted average shares outstanding
Basic	25,651		25,624
Diluted	25,749		25,624

Consolidated Statements of Operations	Twenty-Six Weeks Ended June 30, 2014		Twenty-Six Weeks Ended July 1, 2013
	(In thousands, except percent and per share data)

Revenues	$444,706	100.0%	$346,372	100.0%
Costs and expenses
Restaurant operating costs and expenses
Cost of sales	134,140	30.2%	103,086	29.8%
Labor expenses	135,842	30.5%	103,372	29.8%
Occupancy expenses	39,035	8.8%	27,450	7.9%
Other operating expenses	91,455	20.6%	69,843	20.2%
General and administrative	23,476	5.3%	26,902	7.8%
Depreciation and amortization	16,081	3.6%	12,169	3.5%
Pre-opening costs	762	0.2%	2,568	0.7%
Asset impairments and closures	1,092	0.2%	31	0.0%
Loss on disposal of property and equipment	769	0.2%	392	0.1%
Total costs and expenses	442,652	99.5%	345,813	99.8%
Income from operations	2,054	0.5%	559	0.2%
Interest expense, net	(3,643)	(0.8)%	(2,136)	(0.6)%
Gain on insurance settlements	-	0.0%	300	0.1%
Loss before income taxes	(1,589)	(0.4)%	(1,277)	(0.4)%
Income tax benefit	(3,091)	(0.7)%	(1,000)	(0.3)%
Net income (loss)	$1,502	0.3%	$(277)	(0.1)%

Basic and diluted net income (loss) per share data:
Net income (loss) per share
Basic and diluted	$0.06		$(0.01)
Weighted average shares outstanding
Basic	25,645		25,624
Diluted	25,715		25,624

Selected Consolidated Balance Sheet Information	June 30, 2014	December 30, 2013
	(In thousands)
Cash and cash equivalents	$999	$972
Total assets	344,819	347,084
Long term debt (including current portion)	118,676	131,982
Total liabilities	240,452	245,477
Total stockholders' equity	104,367	101,607

	Thirteen Weeks Ended	Thirteen Weeks Ended	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	June 30, 2014	July 1, 2013	June 30, 2014	July 1, 2013
	(dollars in thousands)
Selected Other Data(1):
Restaurants opened during the period	-	4	-	6
Number of restaurants open (end of period):
Joe's Crab Shack	136	134	136	134
Brick House Tavern + Tap	20	16	20	16
Romano's Macaroni Grill	174	186	174	186
Total restaurants	330	336	330	336
Restaurant operating weeks
Joe's Crab Shack	1,768	1,727	3,536	3,404
Brick House Tavern + Tap	260	201	520	396
Romano's Macaroni Grill	2,281	2,232	4,595	2,232
Average weekly sales
Joe's Crab Shack	$71	$75	$65	$69
Brick House Tavern + Tap	$68	$62	$68	$61
Romano's Macaroni Grill	$37	$38	$38	$38
Change in comparable restaurant sales
Joe's Crab Shack	(4.7%)	0.7%	(5.3%)	(0.5%)
Brick House Tavern + Tap	8.5%	6.4%	9.2%	5.2%
Romano's Macaroni Grill	(2.6%)	(7.4%)	(3.4%)	(7.4%)
Total	(3.1%)	(2.5%)	(3.6%)	(2.2%)

(1)	Activity for Romano's Macaroni Grill commenced from the acquisition date of April 9, 2013.

Reconciliation of Non-GAAP Results to GAAP Results

The Company provided detailed explanation of this non-GAAP financial measure, including a discussion of the usefulness and purpose of the measure, in its Form 8-K filed with the Securities and Exchange Commission on August 7, 2014.

	Thirteen Weeks Ended	Thirteen Weeks Ended	Twenty-Six Weeks Ended	Twenty-Six Weeks Ended
	June 30, 2014	July 1, 2013	June 30, 2014	July 1, 2013
	(In thousands, except per share data)
Net income (loss) - GAAP	$1,767	$(2,462)	$1,502	$(277)
Adjustments:
Transaction costs	89	4,185	89	5,203
Proposed secondary offering expenses	-	300	-	300
Costs related to conversions, remodels and closures	241	-	1,227	-
Write-off of debt issuance costs	-	483	-	483
Non-recurring recruitment and training expenses	-	327	-	327
Gain on insurance settlements	-	-	-	(300)
Income tax effect of adjustments above	(130)	(1,860)	(518)	(2,037)
Adjusted net income - non-GAAP	$1,967	$973	$2,300	$3,699

Weighted average shares outstanding (GAAP)
Basic	25,651	25,624	25,645	25,624
Diluted	25,749	25,624	25,715	25,624
Net income (loss) per share (GAAP)
Basic and diluted	$0.07	$(0.10)	$0.06	$(0.01)
Adjusted net income per share (non-GAAP)
Basic and diluted	$0.08	$0.04	$0.09	$0.14